Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form 8-K of Rex Energy Corporation relating to our report setting forth the estimates of revenues from the oil and gas reserves of Rex Energy Corporation as of December 31, 2011, and to inclusion of our report, in the form and context in which it appears, in the Form 8-K of Rex Energy Corporation for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission on or about January 17, 2012, including our summary report attached as Exhibit 99.2 to such Annual Report on Form 8-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

January 16, 2012

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